Exhibit 99
Press Release:
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
Contacts:

Douglas M. McKay Chairman and CEO United Community Financial Corp. 330.742.9801 dmmckay@homesavings.com	James H. Sisek, Esq. President and CEO Butler Wick Trust Company 330.743.7000 sisekj@butlerwick.com
FOR IMMEDIATE RELEASE
United Community Financial Corp. Announces
Agreement to Sell Butler Wick Trust Company to Farmers National Banc Corp.
     YOUNGSTOWN, Ohio — January 8, 2009 — United Community Financial Corp. (Nasdaq: UCFC), the parent company of Butler Wick Corp., announced today that it has entered into a Stock Purchase Agreement with Farmers National Banc Corp. (“Farmers”), to sell all of the outstanding capital stock of Butler Wick Trust Company (“Butler Wick Trust.”), a wholly-owned subsidiary of Butler Wick Corp.
     Under the Stock Purchase Agreement, Farmers will acquire the capital stock of Butler Wick Trust from Butler Wick Corp. for cash in the amount of $12.125 million, subject to certain adjustments. The transaction is expected to close during the first quarter of 2009 and is subject to a number of customary closing conditions and the approval of all required governmental and other regulatory entities.

     “This agreement represents another step forward in the execution of our plan to build capital, reduce debt and sharpen our focus on our core banking business,” said Douglas M. McKay, CEO and Chairman of United Community. “We completed the sale of our securities subsidiary just a few days ago and the combination of the two transactions will provide over $24 million in gross proceeds to United Community. We are very pleased that the management and staff of Butler Wick Trust will remain intact and headquartered in the greater Mahoning Valley.”
     Founded in 1995, Butler Wick Trust provides a full range of fiduciary services at two offices located in Ohio and has approximately 27 employees. Business is expected to remain as usual at Butler Wick Trust. Clients will continue to work with the same Butler Wick Trust representatives at the same locations as they do now. James H. Sisek will remain President and Chief Executive Officer of the acquired entity. The name of the organization is expected to be changed to Farmers National Trust Company shortly after closing.
     Farmers National Banc Corp. is a one-bank holding company headquartered in Canfield, Ohio. Its principal subsidiary is the Farmers National Bank of Canfield, which was founded in 1887. The Bank is a full service national bank engaged in commercial and retail banking. The Bank’s main office is located at 20 South Broad Street, Canfield, Ohio. Business is conducted at a total of sixteen (16) offices located in the counties of Mahoning, Trumbull and Columbiana.
     United Community is the Holding Company for The Home Savings and Loan Company (“Home Savings”) and Butler Wick Corp. (“Butler Wick”), both headquartered in Youngstown, Ohio. Home Savings operates 39 full-service banking offices and six loan production offices located throughout Ohio and Western Pennsylvania. As a subsidiary of Butler Wick, Butler Wick Trust operates two offices providing trust services in Ohio. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.